UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 30, 2017

Healthcare Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-55201	38-3888962
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue, 4th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant's telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Medical Office Building Financing

On June 30, 2017, Healthcare Trust, Inc. (the “Company”), through certain subsidiaries (collectively, the “Borrowers”) of its operating partnership, Healthcare Trust Operating Partnership, L.P. (the “OP”), entered into a Loan Agreement (the “Loan Agreement”), with Capital One, National Association (“Capital One”), as administrative agent and lender, and certain other lenders party thereto (individually, a “Lender,” and collectively, the “Lenders”), whereby each Lender agreed to make a pro rata share of a loan in the aggregate amount of $250,000,000 (the “Loan”). In connection with the Loan Agreement, the OP entered into a Guaranty of Recourse Obligations (the “Guaranty”) and a Hazardous Materials Indemnity Agreement (the “Environmental Indemnity”) for the benefit of Capital One as administrative agent for the Lenders.

The Loan is secured by first priority mortgages on the Borrowers’ fee or leasehold, as applicable, interests in 29 medical office buildings and pledges of membership interests in the Borrowers that directly own the mortgaged properties. At the closing of the Loan, the Company applied $175 million of the Loan proceeds to repay amounts outstanding under the Company’s existing revolving credit facility (the “Credit Facility”) and obtained a release of certain of the mortgaged properties securing the Loan from the borrowing base under the Credit Facility. Following this repayment and release, the Company’s borrowing base availability under the Credit Facility was approximately $40 million. The Company’s total potential borrowing capacity under the Credit Facility remains at $565.0 million. The Loan bears interest at a floating rate equal to LIBOR plus 250 basis points. The Loan Agreement requires the Company to pay interest on a monthly basis with the principal balance due on the maturity date of June 30, 2022. In connection with the closing of the Loan, the OP executed an interest rate swap on the full amount of the Loan, fixing Borrowers’ interest rate exposure at 4.381%.

The Company may pre-pay the Loan, in whole or in part, at any time, with payment of a prepayment premium equal to (a) 2.0% of principal outstanding if prepayment is made during the first 12 months of the Loan and (b) 1.0% of principal outstanding if prepayment is made during the second 12 months of the Loan. Thereafter, no prepayment premium is applicable.

The Loan Agreement includes financial covenants that are customary for a loan of this type.

Pursuant to the Guaranty, the OP has guaranteed, among other things, specified losses arising from certain actions of any Borrower, including fraud, willful misrepresentation, certain intentional acts, misapplication of funds, physical waste, and failure to pay taxes. The Guaranty requires the Company to maintain a certain minimum of shareholders’ equity on its balance sheet.

Pursuant to the Environmental Indemnity, the OP and the Borrowers have indemnified the Lenders against losses, costs or liabilities related to certain environmental matters.

The descriptions in this Current Report on Form 8-K of the Loan Agreement, the Guaranty and the Environmental Indemnity are summaries and are qualified in their entirety by the terms of the Loan Agreement, the Guaranty and the Environmental Indemnity. Copies of the Loan Agreement, the Guaranty and the Environmental Indemnity are attached as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3, respectively, to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description
10.1	Loan Agreement, dated as of June 30, 2017 among the borrower entities party thereto, Capital One, National Association and the other lenders party thereto.
10.2	Guaranty of Recourse Obligation, dated as of June 30, 2017 by Healthcare Trust Operating Partnership, L.P. in favor of Capital One, National Association.
10.3	Hazardous Materials Indemnity Agreement, dated as of June 30, 2017 by Healthcare Trust Operating Partnership, L.P. and the borrower entities party thereto, for the benefit of Capital One, National Association.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHCARE TRUST, INC.

Date: July 7, 2017	By:	/s/ W. Todd Jensen
W. Todd Jensen Interim Chief Executive Officer and President